Exhibit 10.26
CONSULTANT AGREEMENT
THIS CONSULTANT AGREEMENT (“Agreement”) is made this 27th day of February, 2009, by and between CARBO Ceramics Inc., having a principal place of business at 6565 MacArthur Blvd., Suite 1050, Irving, TX 75039 (“Company”), and Paul Vitek, an individual residing at 638 Meadowview Lane, Coppell, TX 75019 (“Contractor”).
Recitals
     WHEREAS, Contractor desires to assist Company and its subsidiaries in the performance of certain projects or other tasks as may be assigned by the Company and more fully described herein; and
     WHEREAS, Company desires to engage Contractor to perform such services upon the terms and conditions set forth herein;
NOW THEREFORE, the parties hereto agree as follows:
1. Term. This Agreement shall become effective on the date first mentioned above and will continue in effect until December 31, 2009, unless earlier terminated as provided herein.
2. Project Services. Contractor agrees to perform the consulting services (“Services”) described in Exhibit A hereto, which is incorporated herein by reference.
3. Termination. This Agreement may be terminated as follows: (a) Company may terminate this Agreement immediately if Contractor breaches the Agreement, or (b) upon 30 days written notice to the other party, Company or Contractor may terminate this Agreement at any time, with or without cause, at its convenience.
4. Payment for Project Services. As full consideration for the Services to be performed by Contractor, Company agrees to pay Contractor in accordance with the fee schedules set forth in Exhibit A attached hereto, which is incorporated herein by reference. Company shall not be obligated to reimburse Contractor for services or fees not set forth in Exhibit A. If the Company terminates for convenience pursuant to Section 3 above, it will pay Contractor for all fees and expenses incurred as specified in Exhibit A prior to termination.
5. Restrictive Covenants. Contractor represents and warrants that it is under no obligation or restrictions, nor will it assume any such obligation or restriction, that would in any way interfere or be inconsistent with the Services to be furnished by Contractor under this Agreement. In providing Services under this Agreement, Contractor understands that Company does not wish to receive from Contractor any information that may be confidential or proprietary to Contractor.
6. Additional Responsibilities of Contractor. Contractor agrees, covenants, and represents that because Contractor is an independent contractor and is not an employee of Company, (i) Contractor shall be responsible for paying any federal, state or local payroll, social security, disability, worker’s compensation, self-employment insurance, income and other taxes or assessments owed in connection with the Services. Contractor shall at Contractor’s expense, pay and be fully liable and responsible for, any and all taxes relating to any compensation paid pursuant to this Agreement. Contractor shall not be eligible to participate in Company’s worker’s compensation, unemployment, disability, medical, dental, life or any other insurance programs, or any other benefit or program that is sponsored, financed or provided by the Company for its employees due to the relationships created by this Agreement. Further, Contractor shall be responsible for obtaining all applicable business licenses.

CONSULTANT AGREEMENT
7. Confidentiality. “Confidential Information” as used in this Agreement includes but is not limited to the following: technical, economic, financial, marketing, research and development, scientific studies, analyses, training methods, new products or new uses for old products, merchandising and selling techniques, customer lists, contracts, licenses, accounting, business systems and computer programs, long-range planning, financial plans and results, or other information which is not common knowledge among competitors or other companies who may like to possess such information. Contractor shall not disclose the Company’s Confidential Information to others outside the Company, without Company’s prior written permission. Contractor shall not use any Confidential Information for Contractor’s own benefit. This paragraph is in addition to and not in replacement of any and all similar agreements and covenants previously entered into between Contractor and Company .
8. Intellectual Property. Any inventions or ideas created by Contractor during the term of this Agreement and one (1) year after termination or expiration of this Agreement shall be the property of Company to the extent they relate to the Services. Contractor shall communicate to Company all ideas, concepts, discoveries, improvements, or inventions conceived or made by Contractor during the course of this Agreement and relating to Company’s business or utilizing Company’s information, equipment, or property (“Intellectual Property”). Contractor shall assist Company in obtaining the appropriate protection for intellectual property and shall sign all necessary documents to protect and assign to Company all Intellectual Property under this Agreement.
9. Governing Law; Arbitration; Filing of Suit. This Agreement is made under and shall be construed according to the Laws of the State of Texas. Any dispute arising out of this Agreement which cannot be resolved to the mutual satisfaction of the parties shall be submitted for arbitration by the American Arbitration Association in the State of Texas, County of Dallas, in accordance with the rules and procedures of the American Arbitration Association. The award rendered pursuant to such arbitration shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. All parties shall bear their own attorneys’ fees, costs and expenses of arbitration.
10. Amendment. This Agreement shall not be modified, amended, rescinded, canceled, or waived in whole or in part, except by written amendment signed by an officer of Company and Contractor.
11. Relationship of Parties. Contractor, in furnishing services to Company hereunder, is acting only as an independent contractor, and not as an agent of Company. Nothing in this Agreement shall be construed to create the relationship of employer and employee, master and servant, or principal and agent, between Company, Contractor or any of Contractor’s employees. This Agreement shall not be construed to be a partnership or joint venture. No employees or agents of either party shall be deemed to be employees or agents of the other party for any reason whatsoever.
12. Integration Clause. This Agreement, including exhibits, represents the complete and integrated agreement of the parties with respect to the matters recited herein, and except as expressly set forth herein, supersedes all prior or contemporaneous written or oral agreements or understandings with respect hereto.
13. General Provisions. The rights and obligations specified in Paragraphs 6, 7 and 8 shall survive and continue after termination of this Agreement and shall bind the parties and their legal representatives, successors, heirs, and assigns. Contractor agrees to comply with all applicable federal, state and local laws, regulations, and ordinances. In the event of any conflict, inconsistency, or ambiguity between provisions of this Agreement and the exhibits attached hereto, the provisions of the Agreement shall control. If any provision of this Agreement (including the exhibits attached hereto) is deemed to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect and shall in no way be impaired or invalidated.

CONSULTANT AGREEMENT
IN WITNESS WHEREOF, the parties hereto have fully executed this Agreement as of the date first written above.

COMPANY
By:	/s/ R. Sean Elliott
	Printed Name:	R. Sean Elliott
	Its:	General Counsel, Corporate Secretary and Chief Compliance Officer

CONTRACTOR
By:	/s/ Paul G. Vitek
	Printed Name:	Paul G. Vitek
S.S.N.:

CONSULTANT AGREEMENT
Exhibit “A”
SERVICES AND FEE SCHEDULE
I.	General Advice and Questions
Contractor agrees to be available during normal business hours for consultation by phone or E-mail to answer questions concerning the Company’s historical operations and other general inquiries concerning the Company that are posed by the Company’s management team (“General Advice”). The amount of time required for General Advice is not expected to exceed five hours per week. General Advice shall be provided for a period of six months from the date of this Agreement.
In exchange for providing the General Advice, Contractor shall be entitled to six monthly retainer payments in the amount of $4,600 each ($27,600 in the aggregate). The first retainer payment shall be payable upon the execution of this Agreement, with each additional installment becoming payable on the fifth business day of each subsequent calendar month until paid in full.
II.	M & A Services
Contractor shall provide general support and services in connection with a possible acquisition opportunity with BBL Falcon Industries, Ltd. (“BBL Falcon”), including assistance with due diligence, valuation, negotiations and other items as may be requested by the Company from time to time (“M&A Services”).
Company shall pay Contractor a fee of $175 per hour for M&A Services provided to the Company, plus reasonable out-of-pocket expenses for travel and related items. Within 10 days of the end of each calendar month, Contractor shall submit to Company a reasonably detailed invoice for the M&A Services provided during the prior month. The Company shall pay such invoices within 30 days of receipt.
In addition, if the Company completes and closes an Acquisition (defined below) while this Agreement remains in effect and prior to December 31, 2009, the Company shall pay Contractor a success fee equal to (i) $200,000 minus (ii) all other hourly fees paid to Contractor for M&A Services prior to the date of the Acquisition. For the avoidance of doubt, in no event shall the total amount of fees paid to Contractor in connection with the M&A Services exceed $200,000.
As used above, “Acquisition” means a merger, consolidation, acquisition or sale of assets or equity interests, or similar transaction involving the acquisition, ownership and control of substantially all of the business, assets or equity interests of BBL Falcon by the Company or one of its subsidiaries.
In exchange for the consideration offered by the Company in this Agreement, Contractor agrees that prior to December 31, 2009, he shall exclusively represent the Company with respect to the BBL Falcon opportunity, and shall not directly or indirectly represent, assist or otherwise aid any third party (including BBL Falcon) in connection with M&A Services related to the possible Acquisition. Notwithstanding the foregoing, if the Company decides that it will not pursue the Acquisition prior to December 31, 2009, it shall consider in good faith the possibility of releasing Contractor from these exclusivity obligations; it being expressly understood that any such release must be in writing and signed by an officer of the Company.